Exhibit 99.2

CHELSEY DIRECT, LLC

February 23, 2006

Board of Directors

Hanover Direct, Inc.

Gentlemen:

As you know, Chelsey Direct, LLC (“Chelsey”) is by far the largest shareholder of Hanover Direct, Inc. (the “Company”). We have evaluated the Company and the progress yet to be made by the Company. We have also assessed the financial drain imposed and to be imposed by the Company remaining a public company as well as the limited benefits to the Company from maintaining that status.

Chelsey believes that the Company should become privately owned. Because Chelsey is not prepared to sell its position, to that end, we (or an affiliate) are prepared to pay $1.25 per share in cash for all of the shares that we do not already own. We believe that this represents an attractive opportunity for all of the Company’s other shareholders, and is demonstrably fair.

Chelsey proposes to enter into a Cash Merger Agreement, and to commence a cash tender promptly after the execution of that agreement. We believe that this structure represents the most expeditious manner of delivering value to the Company’s other shareholders.

We look forward to discussing this transaction with you at your earliest convenience.

Very truly yours,

Chelsey Direct, LLC